SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                January 20, 1999


                                NATIONSRENT, INC.
             (Exact name of registrant as specified in its charter)



           DELAWARE                    001-14299             31-1570069
(State or other jurisdiction         (Commission            (IRS Employer
     of incorporation)               File Number)           Identification No.)





     450 East Las Olas Blvd.
     Fort Lauderdale, Florida                                       33301
(Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, including area code: (954) 760-6550



                                       N/A
          (Former name or former address, if changed since last report)


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Item 5.  Other Events

         NationsRent, Inc., a Delaware corporation ("NationsRent"), announced on January 21, 1999, that it had entered into an Agreement and Plan of Merger, dated as of January 20, 1999 (the "Merger Agreement"), between NationsRent and Rental Service Corporation, a Delaware corporation ("RSC"), pursuant to which NationsRent will merge (the "Merger") with and into RSC, with RSC as the surviving corporation in the Merger. The name of the combined company after the Merger will be "RSC NationsRent."

         As more specifically set forth in the Merger Agreement, in the Merger,
(1) each issued and outstanding share of common stock, par value $.01 per share, of NationsRent (the "NationsRent Common Stock") (other than shares of NationsRent Common Stock that are owned by RSC or any direct or indirect subsidiary of RSC or shares of NationsRent Common Stock that are owned or held in treasury by NationsRent, or owned by any direct or indirect subsidiary of NationsRent) shall be converted into and become exchangeable for 0.355 of a share of common stock, par value $.01 per share, of RSC (the "RSC Common Stock") and (2) each issued and outstanding share of RSC Common Stock shall remain unchanged by the Merger and shall remain issued and outstanding after the Merger.

         The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes and is expected to be treated as a pooling of interests for financial accounting purposes. NationsRent expects the Merger to generate significant consolidation benefits and to be immediately accretive to per share earnings. Cost savings in the first twelve months of combined operations are expected to be at least $15 million.

         The Merger is subject to the approval and adoption of the Merger Agreement by the stockholders of RSC and the stockholders of NationsRent and approval of an increase in the number of authorized shares of RSC Common Stock by the stockholders of RSC. Stockholders of NationsRent who hold approximately 46% of the issued and outstanding shares of NationsRent Common Stock have entered into an agreement with RSC to vote their shares of NationsRent Common Stock in favor of the approval and adoption of the Merger Agreement.

         The only conditions to the consummation of the Merger other than the stockholder approvals are the following: (1) the receipt of all required regulatory consents; (2) the absence of any law, order or judgment of any governmental authority that restrains, enjoins or otherwise prohibits the Merger or that

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would have a material adverse effect on the combined companies following the
Merger; (3) the effectiveness of the registration statement registering the shares of RSC Common Stock to be issued in the Merger; (4) the authorization of the listing of such shares on the New York Stock Exchange; (5) the receipt of all state securities and "blue sky" permits and approvals; (6) the accuracy of the representations and warranties of each of NationsRent and RSC set forth in the Merger Agreement in all material respects; (7) the performance by each of NationsRent and RSC of their respective material obligations under the Merger Agreement; (8) the receipt by each of NationsRent and RSC of all material consents required from third parties; and (9) the receipt by each of NationsRent and RSC of opinions of their respective legal counsel with respect to the qualification of the Merger as a "reorganization" under the Internal Revenue Code. The Merger is expected to close in the second quarter of 1999.

         Pursuant to the Merger Agreement, the termination of the Merger Agreement by either party under certain specified circumstances will require one party to pay the other party $5 million in expenses and an additional $35 million as a termination fee. NationsRent and RSC have also entered into reciprocal stock option agreements. NationsRent has granted RSC an option to purchase 11,067,986 shares (subject to certain adjustments) of NationsRent Common Stock (19.9% of NationsRent's issued and outstanding common stock on January 19, 1999) pursuant to a Stock Option Agreement, dated as of January 20, 1999, between NationsRent and RSC. RSC has also granted NationsRent an option to purchase 4,795,431 shares (subject to certain adjustments) of RSC Common Stock (19.9% of RSC's issued and outstanding common stock on January 19, 1999) pursuant to a Stock Option Agreement, dated as of January 20, 1999, between RSC and NationsRent. Each option becomes exercisable upon the occurrence of any event that would result in the holder of the option being entitled to a termination fee under the Merger Agreement.

THIS REPORT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT PLANS AND EXPECTATIONS OF RSC AND NATIONSRENT WITH RESPECT TO A COMBINED RSC NATIONSRENT AND INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL FUTURE ACTIVITIES AND RESULTS OF OPERATIONS TO BE MATERIALLY DIFFERENT FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER INCLUDE, AMONG OTHERS, RISKS ASSOCIATED WITH THE ABSENCE OF A COMBINED OPERATING HISTORY, THE COMPANIES' ACQUISITION STRATEGY, THE INTEGRATION OF ACQUISITIONS, THE AVAILABILITY OF ADDITIONAL CAPITAL, VARIATIONS IN STOCK PRICES AND INTEREST RATES, COMPETITION AND FLUCTUATIONS IN QUARTERLY OPERATING RESULTS AND OTHER RISKS AND UNCERTAINTIES DESCRIBED IN THE COMPANIES' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            NATIONSRENT, INC.


                                            By: /s/ Joseph H. Izhakoff
                                               ----------------------------
                                            Name:   Joseph H. Izhakoff
                                            Title:  Vice President



Date:  January 27, 1999



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